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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT
                              --------------------


This Agreement is made this 1st day of March 1999 by and between Rose Hills Company ("the Company") and Kimberley K. Cleaver.


WHEREAS, it is the mutual intent of the parties hereto that Cleaver be employed as Senior Vice President-Sales of the Company, and


WHEREAS, it is the intent to set forth in this Agreement the terms and conditions of said employment.


In consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:


1. Employment
   ----------

     1.1 During the term of this Agreement and subject to its terms and conditions, Cleaver shall be employed as Senior Vice President-Sales of the Company. In said capacity, Cleaver shall report to the Chief Executive Officer of the Company or to such person(s) as the Board of Directors of the Company ("the Board") may, from time to time direct, and shall have such powers, responsibilities and authorities as may be, from time to time, assigned to her by the CEO or Board.


     1.2 This Agreement shall continue in effect without interruption until terminated according to its terms.


     1.3 During the term hereof, Cleaver shall devote her full working time and efforts, to the best of her ability, experience and talent, to the performance of services, duties and responsibilities as an Officer of the Company.


2. Compensation
   ------------

     2.1 During the term hereof, Cleaver shall be paid by the Company according to the Commission Schedule as shown in paragraph 2.2.
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     2.2  Commissions will be paid weekly, based on the previous week's volume based on the following schedule:

          a)   All net pre-need funeral sales 1.00%

          b)   All at-need property (Lots) and products .50%


          This includes vaults, vases, markers and wall inscriptions, but does not include caskets, urns or service fees.

          c)   All at-need mausoleum spaces or niches, including inscriptions
               1.00%

          d)   All net pre-need cemetery property and products 1.00%

          This includes vaults, vases, markers and wall Inscriptions, but does not include caskets or urns. It includes opening and closing service fees if sold as part of a pre-need package with property and vault.


          e)   All net pre-need mausoleum crypts and niches 2.25%


          This includes inscriptions and opening and closing if sold as part of pre-need package.


          All commission calculations, excluding items funded by Forethought or Rose Hills Company authorized trust products, will be based on General Ledger Volume and verified by Payroll. Verification of pre-need insurance and trust volume will be based on monthly reports received from our insurance or trust vendor.


     2.3 $10,000 reserve will be accumulated at 10% of override amount per paycheck. Rose Hills will pay interest at 8% on the net balance each year. Commissions for contracts canceling within one year of the contract date will be deducted from the reserve account balance. Override cancellations will be deducted from the reserve account. Contract cancellation is defined as chargebacks allocated because of cancellation of purchase agreements due to non-payment of account balance for any reason or other similar reasons. The insurance vendor will determine insurance chargebacks. Rose Hills' Accounting Department will determine other charge backs. Contracts in "good standing" for at least one year will not be subject to chargebacks.

                                      (2)
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     2.4  In addition, incentive adjustments will be made to commissions earned according to attainment of the budgeted gross margin target approved by the Board for 1999 and subsequent years. For 1999, the following schedule will be in effect: See Attachment A.
                                      ----------------

     2.5 Cleaver will receive an annual performance appraisal by the CEO assessing performance against management objectives as established each fiscal year by the Board.


3. Employee Benefits
   -----------------

     3.1 The Company shall provide Cleaver, during the term of this Agreement, coverage under employee pension and welfare benefit programs, plans and practices consistent with such benefits as are made available from time to time to other senior executives of the Company ("Benefits").


     3.2 Cleaver shall be entitled to no less than fifteen business days paid vacation in each calendar year, which shall be taken at such time as is consistent with Cleaver's responsibilities hereunder. Unless otherwise approved by the Company, any vacation days not taken in any calendar year shall be forfeited without pay therefor.

     3.3 Cleaver shall receive a car allowance of $400 per month, plus gasoline that is furnished by Rose Hills, for her personally owned vehicle.


4. Termination
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     4.1  Cleaver shall have the right to terminate this Agreement at any time upon 90 day's notice to the Company. In the event that Cleaver so terminates, she shall be entitled, at the time the termination becomes effective, to a lump sum payment from the Company - (i) in respect of vacation accrued, but not used ("Vacation Payment") and (ii) for compensation earned under the terms of paragraph 2.1 hereof, but not paid ("Compensation Payment") as of the effective date of the termination and (iii) any commissions and incentives earned but not paid. If Cleaver terminates this Agreement, she shall not be entitled to receive any payment, benefit, or compensation from the Company, by way of salary, commission and incentive, benefits, severance payment or otherwise, except as expressly set forth in this paragraph.

                                      (3)
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     4.2  The Company shall have the right to terminate this Agreement and
          Cleaver's employment with the Company for cause at any time. As used herein, the term "Cause" shall include (i) willful malfeasance or willful misconduct by Cleaver in connection with her employment, (ii) any failure or refusal by Cleaver to perform her duties hereunder or to follow any lawful direction from the Company (including objectives established under Section 2.4) which refusal or failure continues after Cleaver has been given notice by the Company that it deems such failure or refusal has occurred, (iii) any breach by Cleaver of
          Section 5 herein or any other material breach of this Agreement, or
          (iv) the commission by Cleaver of any violation of law in connection with the performance of her duties hereunder, any misdemeanor involving moral turpitude or any felony. Except as explicitly provided in this paragraph, the Company shall not be required to provide Cleaver with advance notice of termination for cause.


     4.3 In the event that Cleaver is terminated for cause under the terms of paragraph 4.2, she shall be entitled to receive a lump sum payment from the Company in respect of the Vacation Payment, the Compensation Payment, and the commission and incentive payment only as earned to the date of termination. If Cleaver is terminated for cause under paragraph 4.2, she shall not be entitled to receive any payment, benefit, or compensation from the Company, by way of salary, commission and incentive, severance payment or otherwise, except as expressly set forth in this paragraph 4.3.


     4.4 The Company shall have the right to terminate this Agreement at any time, with or without reason, or for any reason, upon 12 months notice to Cleaver. In the event of a termination under this paragraph, Cleaver shall be entitled to receive:


     (a) Her commissions through the effective date of the termination ("the Termination Date"),


     (b) Benefits, as defined in paragraph 3.1 hereof, through the Termination Date,


     (c)  Commission and incentives earned but not paid,


     (d) if this Agreement is terminated by the Company other than for cause, Cleaver shall not be entitled to receive any payment, benefit, or compensation from the Company, by way of Base Salary, commission and incentives, benefits, severance payment or otherwise, except as expressly set forth in this paragraph 4.4.

                                      (4)
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5. Confidential Information Non-Competition
   ----------------------------------------

     5.1 Cleaver shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, Loewen, Blackstone, or any of their respective affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or
          (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative agency or legislative body (including a committee thereof) with jurisdiction to order Cleaver or the Company to divulge, disclose or make accessible such information. For the purposes of this paragraph 5.1, "Confidential Information" shall mean all non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non public, proprietary and confidential information of the Company, Blackstone, Loewen, or any of their parent, subsidiary or affiliated companies, or customers that is not otherwise available to the public (other than by Cleaver's breach of this Agreement).


     5.2 During the period of her employment hereunder and for one year thereafter, Cleaver agrees that, without the prior written consent of the Company, (a) she will not, either directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender, or employee, or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company or Loewen or any of their parent, subsidiary or affiliated companies, and
          (b) she will not, on her own behalf or on behalf of any person, firm or company other than the Company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company, Loewen, Blackstone or any of their parent, subsidiary or affiliated companies at any time during the 12 months immediately preceding such solicitation.


     5.3 For the purposes of paragraph 5.2, a business shall be deemed to be in competition with the Company or Loewen if it owns, operates or manages a funeral home or cemetery property that is located within 25 miles of Rose Hills Memorial Park and Mortuary and all affiliates. Nothing in this Agreement shall be construed to bar Cleaver from accepting employment with a funeral home or cemetery property in any other geographic region.


     5.4  Cleaver and the Company agree that the covenant of paragraphs 5.2 and
          5.3 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, that, without further action by the parties, said covenant shall be deemed modified so as to have the broadest possible scope, consistent with the opinion of said court, and shall be enforceable as so modified.

                                      (5)
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     5.5  Cleaver agrees that any breach of the covenants of this section 5 would cause irreparable injury to the Company, Loewen and Blackstone for which monetary damages would not be an adequate remedy. Accordingly, Cleaver agrees that, in the event of such breach, the Company, Loewen or Blackstone, in addition to pursing any other remedies that they may have in law or in equity, (i) may cease making any payments otherwise required by this Agreement, and (ii) shall be entitled to a temporary injunction and permanent injunction restraining any further violation of this Agreement by Cleaver.


6. Arbitration
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     6.1  Any and all disputes and claims arising from or in relation to this
          Agreement, with the exception of (i) an action by the Company, Loewen or Blackstone for injunctive relief under section 5 of this Agreement, or (ii) an action by Cleaver under federal or state laws against discrimination in employment, shall be resolved through arbitration in Los Angeles, California, under the auspices and rules of the American Arbitration Association. Any action for injunctive relief under section 5 hereof or under federal or state anti-discrimination laws may be brought in any court of competent jurisdiction.


     6.2 In the event that either party to this Agreement, or Loewen or Blackstone brings a claim or action for enforcement of this Agreement, or otherwise relating to or arising from this Agreement, the prevailing party shall be entitled to recover her or its costs of suit including a reasonable attorney's fee.


7. Successors and Assigns
   ----------------------

     7.1 This Agreement shall inure to the benefit of and be binding upon the undersigned parties hereto and their respective successors and assigns.


     7.2 Cleaver may not assign her performance of this Agreement without the prior, expressed written, consent of the Company,


8. Survival of Covenants
   ---------------------

     8.1 The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Without limiting the generality of the foregoing, the provisions of section 5 hereof shall remain in effect as long as necessary to give effect thereto, notwithstanding the termination of this Agreement.

                                      (6)
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9. Governing Law
   -------------

     9.1 This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California without reference to rules relating to conflicts of laws.


10. Effect on Prior Agreements
    --------------------------

     10.1 This Agreement contains the entire understanding between the parties relating to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding between the Company, Blackstone, Loewen or any of their affiliates and Cleaver relating to the subject matter.


11.  Counterparts
     ------------

     11.1 This Agreement may be executed in two or more counterparts, each of which will be deemed an original.





ROSE HILLS COMPANY

                                                             Signed:

/s/ Dillis R. Ward                                By: /s/ Kimberley K. Cleaver
------------------                                    ------------------------
Dillis R. Ward                                        Kimberley K. Cleaver
President and CEO

                                      (7)